EXHIBIT 99.08

LOCK-UP AGREEMENT

September 28, 2005

SG COWEN & CO., LLC

BEAR, STEARNS & CO. INC.

    As Representatives of the

    several Underwriters

c/o SG Cowen & Co., LLC

1221 Avenue of the Americas

New York, New York 10020

Re:	Panacos Pharmaceuticals, Inc. – Offering of Common Stock

Dear Sirs:

In order to induce SG Cowen & Co., LLC (“SG Cowen”) and Bear, Stearns & Co. Inc. (together with SG Cowen, the “Representatives”) to enter in to a certain underwriting agreement with Panacos Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to the offering of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), by the Company, the undersigned hereby agrees that for a period of 90 days following the date of the final prospectus supplement (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission in connection with such offering, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, any shares of Common Stock (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)), or securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers to another, in whole or in part, any of the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable in Common Stock or (iii) engage in any short selling of the Common Stock; provided, however, that the foregoing restrictions shall not apply with respect to an aggregate of 600,000 shares of Common Stock (the “Early Release Shares”) during the period commencing on the 60th day following the date of the Prospectus Supplement and ending on the 90th day following the date of the Prospectus Supplement. Notwithstanding the foregoing, nothing contained herein will be deemed to restrict or prohibit the transfer of shares of Common Stock, Beneficially Owned Shares or securities convertible into or exercisable or exchangable for shares of Common Stock (i) as a bona fide gift, provided the recipient thereof agrees in writing to be bound by the terms hereof, (ii) by will or intestate succession to the legal representative or a member of the immediate family of the undersigned, provided the representative or family member agrees in writing to be bound by the terms hereof, or (iii) as a distribution to partners, retired partners or the estates of such partners or retired partners or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms hereof. Further, the foregoing prohibition shall not apply to dispositions of shares of Common Stock pursuant to a written plan for trading securities that is designed to satisfy the requirements of Rule 10b5-1 promulgated under the Exchange Act and is existing on the date hereof. For purposes of this Agreement, the term “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Except with respect to the Early Release Shares, if (i) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last 17 days of the 90 day lock-up period, or (ii) prior to the expiration of the 90 day lock-up period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90 day lock-up period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Anything contained herein to the contrary notwithstanding, any person to whom shares of Common Stock or Beneficially Owned Shares are transferred from the undersigned from and after the date hereof shall execute and deliver to the Representatives an agreement satisfactory to them certifying that the transferee is bound by the terms of this Agreement.

In addition, the undersigned hereby confirms that the undersigned does not have the right to request or demand registration pursuant to the Securities Act of any shares of Common Stock that are registered in the name of the undersigned or that are Beneficially Owned Shares. In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Common Stock with respect to any shares of Common Stock or Beneficially Owned Shares.

The undersigned understands that the Company and the Representatives are relying upon this Agreement in proceeding towards consummation of the offering of Common Stock. The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement shall terminate automatically in the event that the Underwriting Agreement has not been executed by October 15, 2005.

[Signature Page Follows]

SIGNATURE BLOCK FOR A NATURAL PERSON

Name:
Please Print
Date:

SIGNATURE BLOCK FOR A CORPORATION, PARTNERSHIP, TRUST OR OTHER ENTITY

Name of corporation, partnership, trust or other entity, including type of entity and jurisdiction of organization:

A. M. Pappas Life Science Ventures I. LP

Please Print

By:	AMP & A Management, LLC (Its General Partner)
By:	A. M. Pappas & Associates, LLC ( Its’ Manager)
By:	/s/ Ford S. Worthy
Name:	Ford S. Worthy
Please Print
Title:	Partner
Please Print

Date:	September 28, 2005

[Signature Page to D&O Lock-Up Agreement]